UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 6, 2025

TRAEGER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40694	82-2739741
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 South 400 West
Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, include area code) (801) 701-7180
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	COOK	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.    Results of Operations and Financial Condition.

On March 6, 2025, Traeger, Inc. (the “Company” or “Traeger”) issued a press release announcing financial results for the quarter and fiscal year ended December 31, 2024. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Current Report on Form 8-K (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2025, the Board of Directors (the “Board”) of the Company appointed Michael Joseph (Joey) Hord, the Company’s current Sr. Vice President of Finance and Strategy, as the Company’s Chief Financial Officer, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2025 with the Securities and Exchange Commission (the “Transition Date”).

Joey Hord, 45, has served as Senior Vice President of Finance and Strategy at the Company since April 2023, and, prior to that, as Vice President of Finance and Strategy from September 2021 until March 2023. Before his time at Traeger, he spent 16 years at NIKE, Inc. in various leadership roles, including Senior Director of Global Business Planning from April 2020 to September 2021, CFO of Nike Southern Cone, and CFO of Nike Brazil. Mr. Hord holds a B.A. in Accounting and Finance from the University of Portland and has completed an Executive Leadership program at Stanford University’s Graduate School of Business.

In connection with his appointment, Mr. Hord and the Company entered into an employment offer letter (the “Offer Letter”).

Mr. Hord’s employment under the Offer Letter is “at-will” and will continue until terminated by Mr. Hord or the Company. The Offer Letter provides for (i) a $425,000 annual base salary; (ii) an annual target bonus of up to 75% of his base salary; (iii) eligibility to receive annual equity-based compensation awards with a target dollar-denominated value of $800,000; and (iv) continued eligibility to participate in the Company’s employee benefit programs. In connection with entering into the Offer Letter, Mr. Hord also will receive a one-time restricted stock unit award with a dollar-denominated value of $100,000.

Mr. Hord agreed to relocate to Salt Lake City in connection with his appointment and, under the Offer Letter, the Company will reimburse up to $100,000 in home sale closing costs in connection with his relocation, with any reimbursement grossed up for taxes (which will be repaid on a pro-rata basis if he voluntarily resigns from the Company within twelve months after his appointment).

In addition, on March 6, 2025, the Company announced that Dominic Blosil will transition to a non-executive advisory role at the Company, effective on the Transition Date. In connection with the change in Mr. Blosil’s role, Mr. Blosil entered into a separation agreement with the Company (the “Separation Agreement”), pursuant to which Mr. Blosil has agreed to provide services to the Company through December 31, 2025 (the “Termination Date”) in order to facilitate a smooth and orderly transition of his responsibilities in his role as Chief Financial Officer.

From the Transition Date through the Termination Date, Mr. Blosil will provide advisory and other services to the Company and will continue to receive the same regular compensation, including vesting of equity awards, as in effect on the Transition Date. In addition, he will receive a one-time transition payment of $150,000, subject to his non-revocation of the Separation Agreement.

Upon his termination on the Termination Date, Mr. Blosil will receive the following separation payments: (i) an additional payment of $337,500; and (ii) full accelerated vesting of all then-outstanding time-based restricted stock units held by Mr. Blosil on the Termination Date.

The separation payments are subject to Mr. Blosil’s timely execution and non-revocation of a release of claims. If his employment is terminated by the Company prior to the Termination Date other than by reason of a material breach of the Separation Agreement, then he will receive his compensation and benefits as though he had remained employed through December 31, 2025, and also would receive the separation payments.

The Separation Agreement requires Mr. Blosil to continue to comply with certain restrictive covenants, including non-competition, non-solicitation, and confidentiality, and includes a mutual release of claims. Under the Separation Agreement, Mr. Blosil also is entitled to a reimbursement of up to $5,000 for actual expenses incurred by him to have an attorney review the Separation Agreement.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Traeger, Inc.

Date: March 6, 2025	By:	/s/ Jeremy Andrus
Jeremy Andrus
Chief Executive Officer